Exhibit 4.23

DATED the 30th day of September 2025

FUNG PROPERTIES (HKS) LIMITED

and

J-LONG LIMITED

LICENCE AGREEMENT

of

1 car parking space at Ground Floor of

Phases I & II of HK Spinners Industrial Building,

No. 800 Cheung Sha Wan Road,

Kowloon, Hong Kong

Our ref	: NIL
Counter ref	: Nil

THIS AGREEMENT is made the 30th day of September 2025

BETWEEN

(1)	the party detailed as the Licensor in Clause 1.8 (“the Licensor”) and

(2)	the party detailed as the Licensee in Clause 1.7 (“the Licensee”).

WHEREAS :-

1.	The Licensor is the registered owner of, inter alia, the premises hereinafter defined as the said premises.

2.	At the Licensee’s request, the Licensor hereby grants a monthly licence to the Licensee on the terms and conditions hereinafter appearing.

WHEREBY IT IS AGREED as follows :-

1	Definitions and interpretation

In this Agreement, unless the context otherwise requires :-

1.1	“the said building” means all that building erected on the Land and known as “Hong Kong Spinners Industrial Building, Phases I & II”, No.800 Cheung Sha Wan Road and Nos. 601-603 Tai Nan West Street, Kowloon, Hong Kong.

1.2	“the Commencement Date” means the 18th day of August 2025.

1.3	“the Expiry Date” means the 24th day of June 2028.

1.4	“the Land” means All That piece or parcel of land registered in the Land Registry as The Remaining Portion of New Kowloon Inland Lot No.3515.

1.5	“the Licence” means the licence to use the said premises conferred by this Agreement commencing on the Commencement Date and expiring on the Expiry Date, unless terminated in the manner stated in Clause 6.

1.6	“the Licence Fees” means Dollars Only (HK$4,200) Hong Kong Currency per month.

1.7	“the Licensee” means J-LONG LIMITED whose registered office is situate at Flat F, 8/F., Houston Industrial Building, 32-40 Wang Lung Street, Tsuen Wan, New Territories, Hong Kong.

1.8	“the Licensor” means FUNG PROPERTIES (HKS) LIMITED whose registered office is situate at 11th Floor, LiFung Tower, No. 868 Cheung Sha Wan Road, Kowloon, Hong Kong.

1.9	“the said premises” means All Those/That Car Parking Space No. 15 on the Ground Floor of the said building.

1.10	“the said user” means the user restricted for parking of motor vehicles belonging to the Licensee or its agents, employees, contractors, licensees or invitees and for no other purpose whatsoever.

1.11	words importing one gender shall be construed as importing any other gender.

1.12	words importing the singular shall be construed as importing the plural and vice versa.

1.13	save where otherwise stated references to numbered clauses and schedule are references to the clauses and schedule in this Agreement which are so numbered.

1.14	the clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation.

1.15	any act, default, neglect or omission of any guest, visitor, servant, agent, licensee or invitee of the Licensee shall be deemed to be the act, default, neglect or omission of the Licensee.

2	Licence

2.1	The Licensor permits the Licensee during the currency of the Licence to use the said premises as a licensee Subject to payment of Licence Fees and the observance and performance of the terms and conditions herein contained by the Licensee.

2.2	The Licence shall expire on the Expiry Date subject to termination in the manner as mentioned in Clause 6.

2.3	It is hereby agreed and declared by the parties hereto that the Licence is not intended to confer and will not confer exclusive possession upon the Licensee nor to create the legal relationship of landlord and tenant between the parties and the Licensee shall not be entitled to a tenancy or a statutory periodic tenancy under the Landlord and Tenant (Consolidation) Ordinance (Cap. 7) (“the said Ordinance”) or any other statutory of tenure now or upon the determination of this Agreement.

2.4	It is expressly agreed and declared by the parties hereto that, for the purposes of section 121(3) of the said Ordinance, this Agreement is entered into in circumstances which are special having regard to the particular purposes of the Licensor and the particular needs of the Licensee and this Agreement is thus in any event excluded from the application of Part V of the said Ordinance.

2.5	For the avoidance of doubt, it is further declared by the parties hereto that the reference to the said Ordinance made in Clause 2.4 is not intended to prejudice the generality of Clause 2.3 and the same shall not in any respect be construed as to vary or limit the application of Clause 2.3.

3	Restrictions on Assignment

The Licence is personal to the Licensee and is not assignable or transferable in any way or manner whatsoever.

4	Licensee’s Undertakings

The Licensee agrees and undertakes :-

4.1	to pay to the Licensor the Licence Fees (inclusive of electricity charges, management and air-conditioning fees (if any) and rates) in advance on the first day of each and every calendar month the first payment to be made upon its signing of this Agreement;

4.2	to be responsible for paying for all water and gas (if any) consumed in or supplied to the said premises and all other outgoings and expenses incurred in respect of the said premises ((where applicable) electricity charges, management and air-conditioning fees (if any) and rates excepted) during the currency of the Licence;

4.3	to use the said premises during the currency of the Licence for the said user only;

4.4	to keep the said premises in good repair and condition (fair wear and tear excepted);

4.5	to ensure that the said premises are cleaned daily and all rubbish is disposed of daily at the place designated for the refuse disposal;

4.6	not to part with the possession of any part or parts of the said premises or in any way whatsoever allow any person(s), company(ies) or third party(ies) not a party to this Agreement to obtain the use or possession of the said premises or any part thereof irrespective of whether any consideration is given for such use or possession;

4.7	not to make alteration or addition to the said premises without the written consent of the Licensor and not to cause any damage to the said premises or any part thereof;

4.8	not to obstruct with boxes, goods, merchandise, rubbish or any other articles whatsoever any part of the said building outside the said premises;

4.9	not to use the said premises in such a way as to cause any nuisance damage disturbance annoyance inconvenience or interference to the said premises or adjoining or neighbouring property or to the owners occupiers or user of such adjoining or neighbouring property;

4.10	not to do any act matter or thing which would or might constitute a breach of the Government lease or Conditions of Grant of the Land or any statutory requirement affecting the said premises or which would or might vitiate in whole or in part any insurance effected in respect of the said premises from time to time;

4.11	not to impede in any way the Licensor or its officers servants or agents in the exercise of the Licensor’s rights or possession;

4.12	to observe such reasonable rules and regulations as the Licensor may make and of which the Licensor shall notify the Licensee from time to time governing the Licensee’s use of the said premises;

4.13	to indemnify the Licensor against any claims for any damage loss or injury caused to any property whatsoever and/or any person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the said premises or any fixtures or fittings therein for the repair of which the Licensee is responsible hereunder or in any way owing to the spread of fire or smoke or the overflow of water from the said premises or any part thereof or through the act default or neglect of the Licensee and against all costs claims demands actions and legal proceedings whatsoever made upon the Licensor by any person in respect of any such loss damage or injury and all costs and expenses incidental thereto, and to effect adequate insurance cover in respect of such risks.

4.14	to maintain adequate Third Parties Insurance against any Third Parties claim as a result of accident or mishap arising within the said premises.

4.15	to, upon the determination of the Licence, deliver to the Licensor the said premises in their original state and in such good repair and conditions as aforesaid Provided that the Licensor shall have the right to remove any articles or things which are still found in the said premises without being liable to the Licensee and the costs so incurred shall be paid by the Licensee to the Licensor.

5	Default

That if and whenever any part of the Licence Fees shall be in arrear for seven (7) days (whether the same shall have been formally demanded or not) or if and whenever there shall be a breach of any of the agreements by the Licensee hereinbefore contained the Licensor shall upon the happening of any such event be entitled to determine this Licence and to re-take possession of the said premises or any part thereof in the name of the whole whereupon all the Licensee’s trade fittings fixtures and equipment therein (if any) shall immediately become the property of the Licensor and thereupon the Licence shall absolutely determine but without prejudice to any rights which may have accrued to the Licensor by reason of any antecedent breach of any of the obligations on the part of the Licensee hereinbefore contained.

6	Determination of Licence

6.1	The Licence conferred by this Agreement shall determine absolutely :-

6.1.1	at the expiration of not less than one (1) month notice in writing by the Licensor to the Licensee given at any time;

6.1.2	immediately upon the receipt by the Licensee of a default notice in writing served at any time by the Licensor at any time if the Licensee is or has been in breach of any of the terms of this Agreement.

6.2	In the event of the License being determined pursuant to the provisions of this Clause, neither party shall have any or any further claim(s) against the other except claims by the Licensor in respect of its accrued rights hereunder.

7	General

7.1	The Licensor gives no warranty that the said premises are legally or physically fit for the purposes of the Licensee.

7.2	The Licensor shall not be liable for the death of or injury to any person(s) or for damage to any property of any person, company or organisation howsoever caused or for any losses claims demands actions proceedings damages costs or expenses or any other liability whatsoever incurred or suffered by the Licensee, its employees, licensees, invitees, guests, servants or agents.

7.3	The Licensor shall not be liable for any loss or damage howsoever caused to any property of the Licensee in the said premises and all risks arising therefrom shall be at the Licensee’s own peril and responsibility.

7.4	All notices given by either party pursuant to the provisions of this Agreement shall be in writing and shall be sufficiently served if delivered by hand or sent by prepaid post to other party at its registered office or last known address in Hong Kong as well as addressed to the Licensee at the said premises.

7.5	Each party shall bear its own legal costs of and incidental to this Agreement but the stamp duty (if any) payable on this Agreement and its counterpart shall be borne by the Licensor and the Licensee in equal shares.

AS WITNESS whereof the hands of the parties hereto the day and year first above written.

SIGNED by Belinda Fung

for and on behalf of FUNG PROPERTIES (HKS) LIMITED (the Licensor)

For and on behalf of

Fung Properties (HKS) Limited

/s/ Belinda Fung
Authorized Signature(s)

Witness/Verified by:

/s/ Lydia Ho
Name:	Lydia Ho
Title:	Company Secretary

SIGNED by Danny Wong

for and on behalf of J-LONG LIMITED (the Licensee)

For and on behalf of

J-LONG LIMITED

/s/ Danny Wong
Authorized Signature(s)

Witness/Verified by:

/s/ Wong Ho Yan
Name:	Wong Ho Yan
Title:	Assistant Human Resources Manager